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                                                                    EXHIBIT 12.1

                          FRIEDE GOLDMAN HALTER, INC.

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                  3 Months    Proforma
                                Years Ended December 31,            Ended    Year Ended
                         ---------------------------------------  March 31, December 31,
                          1995   1996   1997    1998      1999      2000        1999
                         ------ ------ ------- -------  --------  --------- ------------
                                     (in thousands)
EARNINGS:
 Consolidated pretax
  income from continuing
  operations............ $4,921 $2,788 $31,210 $55,964  $(47,967)  $(3,954)   $(41,421)
 Add:
  Amortization of
   capitalized
   interest.............     --     --      --      35        35        35          94
  Fixed charges.........    753    944     987   4,197    12,522    12,105      28,854
  Less interest
   capitalized during
   the period...........     --     --      --  (1,293)       --        --      (2,393)
                         ------ ------ ------- -------  --------   -------    --------
 Earnings............... $5,674 $3,732 $32,197 $58,903  $(35,410)  $ 8,186    $(14,866)
                         ====== ====== ======= =======  ========   =======    ========
FIXED CHARGES:
 Interest expense....... $  750 $  891 $   564 $ 3,557  $  9,849   $ 8,860    $ 24,430
 Add:
  Net amortization of
   debt discount and
   premium and issuance
   expense..............     --     --      --      84     2,125     3,032       3,058
  Interest portion of
   rental expense.......      3     53     423     556       548       213       1,366
                         ------ ------ ------- -------  --------   -------    --------
 Fixed charges.......... $  753 $  944 $   987 $ 4,197  $ 12,522   $12,105    $ 28,854
                         ====== ====== ======= =======  ========   =======    ========
 Ratio of Earnings to
  Fixed Charges.........    7.5    4.0    32.6    14.0      (2.8)      0.7        (0.5)
                         ====== ====== ======= =======  ========   =======    ========
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